VTL ASSOCIATES, LLC

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT
Pursuant to Rule 204A-1 under the
Investment Advisers Act of 1940

STANDARDS OF PROFESSIONAL CONDUCT

The responsibility of an investment adviser is to render professional, unbiased advice to clients regarding investment advisory and securities selections and asset allocation decisions.  VTL Associates, LLC (the “Adviser”) devotes itself primarily to the performance of these advisory functions and services incidental thereto.

Neither the Adviser nor any of the Adviser’s affiliates, principals, members or employees should, directly or indirectly, engage in any activity that jeopardizes the Adviser’s ability to render unbiased investment advice to the Adviser’s clients.

The Adviser provides professional guidance and advice for exchange-traded funds, municipal pension plans, corporations, institutions and trusts in the form of discretionary and non-discretionary investment adviser selection, the development of investment policy, the creation of asset allocation objectives, securities selections in an alternative weight equity index program and other analyses.  Standards of the profession require that the Adviser’s employees devote themselves primarily to these functions and that every effort be made to eliminate bias and potential conflicts of interest from the employees’ advice.  Principals, members and employees of the Adviser should avoid security transactions and activities for their own or for other non-client accounts that might conflict with or be detrimental to the interest of clients.

Each employee is expected to review these Standards of Professional Conduct (“Standards”), the Adviser’s Code of Ethics (the “Code”) and Insider Trading Policy, and the Code of Ethics of the RevenueShares ETF Trust (“Trust Code”) on at least an annual basis, and to comply, as applicable, with the requirements of each document.  A copy of the Adviser’s Insider Trading Policy is attached as Appendix A.  The Trust Code is included in the Trust’s Compliance Manual.  Each employee is required to file with the Adviser’s Chief Compliance Officer (“CCO”) an Annual Compliance Certification, certifying compliance with the Standards, the Code and the Insider Trading Policy.  A copy of the Annual Compliance Certification is attached as Appendix B.  Each employee is also required to file with the CCO a Quarterly Compliance Certification, a copy of which is attached as Appendix C.

Information concerning the investment program and financial circumstances of clients is confidential.  The confidentiality of clients should be scrupulously observed and respected by all Adviser personnel during the investment counsel-client relationship and thereafter.  Principals and employees of the Adviser are prohibited from disclosing the identity, investment program or affairs of any client without the client’s proper authorization, and shall certify their compliance with such disclosure restrictions in the Employee Confidentiality Agreement, which is attached as Appendix D.

Adopted as of January 3, 2005; Amended as of January 3, 2006 and February 5, 2008.

CODE OF ETHICS

General

This Code of Ethics (the “Code”) is adopted by VTL Associates, LLC (the “Adviser”) pursuant to the provisions of Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  Rule 204A-1 was enacted to prevent persons who are actively engaged in investment advisory services or portfolio selection for clients from participating in fraudulent, deceptive or manipulative acts, practices or courses of conduct in connection with the purchase or sale of securities held or to be acquired by such clients.

In particular, this Code is intended to establish certain standards of business conduct to which the Access Persons (as defined below) of the Adviser are expected to adhere.  This Code is designed to uphold the following principles:  (1) that the Adviser’s duty at all times is to place the interests of the Adviser’s clients first; (2) that all personal securities transactions conducted by an officer, member or employee of the Adviser shall be conducted consistently with the provisions of this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of that individual’s position of trust and responsibility; and (3) that the Adviser’s officers, members and employees shall not take inappropriate advantage of their positions with the Adviser.

1.	DEFINITIONS

(a)	“Adviser” means VTL Associates, LLC.

(b)
“Access Person” means:  any Supervised Person of the Adviser who (A) has access to nonpublic information regarding any clients’ purchases or sales of securities, or (B) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(c)
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

(d)
A person is considered to be a “beneficial owner” of a security if he/she has a direct or indirect pecuniary interest in such a security.  In addition, a person is considered to be a beneficial owner of securities held by the following:

1)	his/her spouse or minor children;

2)	a relative who shares his/her household; or

3)	other persons by reason of any contract, arrangement, understanding or other relationship that provides him/her with sole or shared voting or investment power over the securities held by such person.

(e)
“Chief Compliance Officer” means Janaya Moscony, SEC Compliance Consultants, Inc., or any other individual designated by the Adviser, or his/her designee, with the authority and responsibilities set forth in this Code.  Ms. Moscony can be contacted at 610.455.9261 x114 or at janaya@seccc.com.

(f)	“Client” means any person or entity that has entered into an investment management agreement with the Adviser.

(g)	“Control” is presumed if any person beneficially owns, directly or indirectly, more than 25% of the voting securities of an issuer.

(h)
“Covered Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.  “Covered Security” includes Initial Public Offerings, Limited Offerings (i.e., private transactions), and interests in limited partnerships or hedge funds.  Notwithstanding the foregoing, “Covered Security” does not include:

(1)	direct obligations of the Government of the United States;

(2)	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)	shares issued by open-end money market investment companies; and

(4)	shares issued by open-end investment companies for which the Adviser does not serve as investment adviser.

(i)
“Federal Securities Laws” mean the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the SEC under those statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

(j)
“Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the 1934 Act.

(k)	“Limited Offering” means an offering that is exempt from registration under sections 4(2) or 4(6) of the 1933 Act, or pursuant to Rule 504, Rule 505, or Rule 506 under the 1934 Act.

(l)	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

(m)
“Supervised Person” means any employee of the Adviser who:  (A) provides investment advice on behalf of the Adviser, and (B) is subject to the supervision and control of the Adviser with respect to its activities that are subject to the Advisers Act. 1

(n)	“Trust” refers to RevenueShares ETF Trust, and its series shall be referred to as “Funds.”

2.	EXEMPTED TRANSACTIONS

The prohibitions of Section 3 of this Code shall not apply to:

(a)	Transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control;

(b)	Purchases or sales of securities that are not eligible for purchase or sale for Clients by the Adviser;

(c)	Purchases or sales that are non-volitional on the part of either the Access Person or the Adviser;

(d)	Purchases that are part of an Automatic Investment Plan; and

(e)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

3.	PROHIBITED TRANSACTIONS AND CONDUCT IN ANY ACCOUNT IN WHICH AN ACCESS PERSON HAS A BENEFICIAL INTEREST

(a)	Fraudulent Purchase or Sale. Access Persons may not, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired for a Client by the Adviser:

1	For example, independent solicitors or consultants who do not provide investment advice to clients on behalf of the Adviser are not Supervised Persons.

1)	employ any device, scheme or artifice to defraud the Client or the Adviser;

2)
make any untrue statement of a material fact to the Client or omit to state a material fact necessary in order to make the statements made to the Client, in light of the circumstances under which the statements are made, not misleading;

3)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Client; or

4)	engage in any manipulative practice with respect to the Client.

(b)
Initial Public Offerings and Limited Offerings.  Access Persons are prohibited from directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or a Limited Offering without obtaining the prior written approval of the Chief Compliance Officer.  A writing establishing the facts relating to this exemption must be filed with the Chief Compliance Officer no later than the next Quarterly Transactions Report described under Section 5(b) below.

(c)	Gifts. Gifts are covered by the Adviser’s Policy on Gifts, Entertainment and Political Contributions.

(d)
Service as a Director.  Other than with respect to the Trust, an Access Person may not serve on the board of directors of any publicly traded company without prior written authorization by the Chief Compliance Officer.

(e)
Confidentiality.  Access Persons are prohibited from revealing to any other person, except in the normal course of business of performing the Access Persons’ duties for the Adviser, any information regarding the investment program for Clients by the Adviser.  The Adviser’s employees annually shall certify their compliance with these requirements on the Adviser’s Employee Confidentiality Agreement, which is attached as Appendix D.

(f)	Compliance with Federal Securities Laws. Each Access Person shall comply with the applicable Federal Securities Laws.

4.	SECTION 204A

Employees of the Adviser are subject to section 204A of the Advisers Act.  Section 204A requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers.  (Attached to this Code as Appendix A is a copy of the Adviser’s Insider Trading Policy.)

5.	REPORTING

(a)
Initial Holdings Report.  Every Access Person shall, within ten days of the earlier of: (a) becoming an Access Person, or (b) the effective date of this Code, promptly direct every broker, dealer or bank maintaining an account with Covered Securities that the Access Person directly or indirectly beneficially owns, to provide duplicate confirmations of all transactions in securities and account statements, and provide the Chief Compliance Officer with an Initial Holdings Report, listing the following information (which information must be current as of a date no more than forty-five (45) days prior to the date the person became an Access Person):

1)
the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of all Covered Securities directly or indirectly beneficially owned by the Access Person as of the date when he/she became an Access Person;

2)
the name of any broker, dealer or bank with which the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date he/she became an Access Person; and

3)	the date that the report is submitted by the Access Person.

(b)
Quarterly Transactions Report.  No later than thirty (30) days following the end of each calendar quarter, each Access Person shall submit a Quarterly Transactions Report, listing the following information:

1)
the date and nature of each Covered Security transaction effected during the previous quarter (purchase, sale or any other type of acquisition or disposition) in which the Access Person had any direct or indirect beneficial interest;

2)
the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, as applicable, number of shares and principal amount of each Covered Security, and the price at which the transaction was effected;

3)	the name of the broker, dealer or bank with or through which the transaction was effected;

4)
the name of any broker, dealer or bank with whom the Access Person established an account in which any Covered Securities were held during the preceding quarter for the direct or indirect benefit of the Access Person, and the date on which such account was established; and

5)	the date that the report is submitted by the Access Person.

(c)	Annual Holdings Report. No later than thirty (30) days following the end of each calendar year, each Access Person shall submit an Annual Holdings Report, listing the following information:

1)
the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of all Covered Securities directly or indirectly beneficially owned by the Access Person as of the end of the calendar year;

2)
the name of any broker, dealer or bank with which the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the end of the calendar year; and

3)	the date that the report is submitted by the Access Person.

(d)	Exceptions from Reporting Requirements. The reporting requirements contained in this Section 5 of the Code:

1)	Shall not apply to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control;

2)
Shall be deemed to have been satisfied, with respect to Quarterly Transactions Reports by an Access Person, if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser with respect to the Access Person no later than thirty days following the end of each calendar quarter; and

3)	Shall not apply with respect to transactions effected pursuant to an Automatic Investment Plan.

Any Initial Holdings, Quarterly Transaction or Annual Holdings Report may contain a statement that the Report shall not be construed as an admission by the person making such report that he/she has any direct or indirect beneficial ownership in the Covered Securities to which the Report relates.

6.	ADMINISTRATION

(a)
Sanctions.  Upon discovering a violation of this Code or the Standards of Professional Conduct, the President of the Adviser, in consultation with the Chief Compliance Officer, may impose such sanctions as he deems appropriate including, among other things, a letter of censure, suspension or termination of the employment of the violator and/or disgorgement of any ill-gotten gains or avoidance of losses.

(b)
Annual Compliance Certification.  Each Access Person shall receive a copy of this Code at the time of his/her appointment, employment or other engagement, and a copy of any amendment made to the Code at any time, and shall certify annually that:

1)	he/she has received, read and understands the Code, any amendments thereto, and recognizes that he/she is subject thereto;

2)	he/she has complied with the requirements of the Code;

3)	he/she has reported all personal securities transactions required to be reported pursuant to the requirements of the Code;

4)
he/she has reported the names of each broker, dealer and/or bank with whom the employee has a securities account (or where there is located any employee-related account or any beneficial ownership account); and

5)	other than as disclosed in the Annual Certification, the Access Person has no knowledge of the existence of any personal conflict of interest that may involve Client accounts.

The Annual Compliance Certification, confirming compliance by Access Persons with the Standards of Professional Conduct, Code and Insider Trading Policy, is attached as Appendix B to this Code.

(c)	Quarterly Compliance Certification. Each Access Person shall certify quarterly (other than for the quarter covered by the Annual Compliance Certification) that:

1)	he/she has complied with the requirements of the Code;

2)	he/she has reported all personal securities transactions required to be reported pursuant to the requirements of the Code; and

3)
he/she has reported the names of each broker, dealer and/or bank with whom the employee has a securities account (or where there is located any employee-related account or any beneficial ownership account).

The Quarterly Compliance Certification is attached as Appendix C to this Code.

(d)
Amendments.  The Chief Compliance Officer shall periodically review the Code, and evaluate the effectiveness of the Code’s implementation and the operation of its provisions.  Based on this review, the Code may be amended by the Adviser as it deems necessary, desirable or appropriate from time to time.

(e)	Reporting of Violations. All Supervised Persons are required to report any violations of the Code to the Chief Compliance Officer.

(f)	Disclosure. The Adviser shall include appropriate summary disclosures regarding the Code in Part II of its Form ADV.

7.	RECORDS

The following records shall be maintained by the Adviser for a period of not less than five years:

(a)	A copy of the Code;

(b)	Records of any violations of the Code and actions taken by the Adviser in response to such violations;

(c)	Copies of Access Person reports and broker-dealer confirmations and account statements;

(d)	Lists of Access Persons; and

(e)	Records of any decisions, and the reasons supporting such decisions, to approve the acquisition by Access Persons of Covered Securities in an Initial Public Offering or Limited Offering.

* * * * * *

APPENDIX A

VTL ASSOCIATES, LLC

INSIDER TRADING POLICY

Under the Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”), VTL Associates, LLC (the “Adviser”) must establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information.  This Insider Trading Policy is designed to prevent the misuse of material, nonpublic information by the Adviser and its officers, members and employees.  Capitalized terms not otherwise defined in this Insider Trading Policy shall have the meanings assigned to them in the Adviser’s Code of Ethics & Standards of Professional Conduct (the “Code”).

An employee should contact the Chief Compliance Officer of the Adviser if the employee becomes aware of an actual or potential insider trading violation or a violation of this Insider Trading Policy.

GENERAL

The Adviser expressly forbids any officer, member or employee from either trading (whether personally, or on behalf of the Adviser’s account or other accounts managed by the Adviser) on material nonpublic information, or communicating material nonpublic information to others in violation of federal law.  This conduct is generally referred to as “insider trading.”

1.	DEFINITIONS

(a)
The concept of “insider” is broad.  It includes officers, members and employees of a limited liability company.  In addition, a person can be a “temporary insider” if he/she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.  In addition, the Adviser may become a temporary insider of a company it advises or for which it performs other services.

(b)
“Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his/her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  Information that employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.  Trading on inside information is not a basis for liability unless the information is material.

(c)
Information is “nonpublic” until it has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public (i.e., it is published in an SEC report or in a publication of general circulation).

2.	PROCEDURES TO IMPLEMENT THE ADVISER’S PROHIBITIONS AGAINST INSIDER TRADING

(a)
Code of Ethics.  Each Access Person must comply with the Code governing personal trading, including the reporting of personal securities trades and security holdings, and restrictions on personal securities trades under certain circumstances.

(b)
Oversight by Chief Compliance Officer.  The Chief Compliance Officer periodically will review the personal securities transactions of Access Persons to verify compliance with the Code and to detect insider trading (e.g., by comparing such trades and securities listed on “restricted” and “watch” lists).  In particular, to detect insider trading, the Chief Compliance Officer may, if applicable:

1)	review the Initial Holdings, Quarterly Transaction and Annual Holdings Reports filed by each Access Person;

2)	promptly investigate all reports of any possible violations of the Insider Trading Policy; and

3)	coordinate the review of such reports with other appropriate officers, members or employees of the Adviser.

(c)	Information Blocking Devices.

1)
When one or more employees (“Inside Employees”) receive material, nonpublic information about a company while serving on a creditors' committee or in any other capacity that, in the opinion of the Chief Compliance Officer, necessitates information blocking devices (such as so-called “Ethical Walls”), no employee or Client account may trade in securities issued by such company until information blocking devices designed to block the flow of such information between the Inside Employees and other employees of the Adviser are in place.

2)	Information blocking devices shall prohibit:

a)	the Inside Employee(s) from discussing the material, nonpublic information with other employees unless those employees are also Inside Employees; and

b)	access by non-Inside Employees to any files, including computer files, containing the material, nonpublic information, and systems will be implemented to prevent such access.

A-  2

(d)	Restricted Lists and Watch Lists.

1)
At his or her discretion, the Chief Compliance Officer or his or her designee will place certain securities on a “restricted list.”  Employees are prohibited from personally, or on behalf of a Client, purchasing or selling such securities during any period the securities are included on a restricted list.  Securities issued by companies about which employees are expected regularly to have material, nonpublic information should generally be placed on the restricted list.  The Chief Compliance Officer shall take steps to immediately inform all employees of the securities listed on the restricted list.

2)
At his or her discretion, the Chief Compliance Officer or his or her designee will place certain securities on a “watch list.”  Securities issued by companies about which a limited number of employees possess material, nonpublic information should generally be placed on the watch list.  The watch list will be disclosed only to the Chief Compliance Officer and a limited number of other persons who are deemed to be appropriate by the Chief Compliance Officer.

(e)	Private Placement Memoranda. Any private placement memorandum received by the Adviser shall be delivered promptly to the Chief Compliance Officer or his or her designee, who shall:

1)	log in the name of the issuer, the date the memorandum was received by the Adviser, and the names of the addressee and sender of the memorandum;

2)	file the memorandum in a locked file cabinet;

3)	notify the addressee of the arrival of the memorandum;

4)	place the name of the issuer of the securities on a watch list;

5)	require any Adviser personnel desiring to review the memorandum to log out the memorandum and instruct that person to not make copies of it; and

6)	continue the above procedures until three days after the next public earnings release by the issuer.

(f)	Contacts with Corporate Officers. When an employee of the Adviser contacts an officer of any corporation regarding matters that may relate to any Client of the Adviser, he/she shall:

1)	maintain a log of all meetings with or calls to the corporation's insiders; and

2)	if uncertain whether he/she may trade or recommend trading based on information obtained in the course of the conversation, contact the Chief Compliance Officer.

(g)	Employee Training/Education.

1)	All employees of the Adviser shall be provided with a copy of the Insider Trading Policy.

2)	Periodically, the Adviser may provide employees written materials discussing the Insider Trading Policy and insider trading in general.

3.	ADMINISTRATION

(a)	Records. All documents and other records generated in connection with the Insider Trading Policy shall be maintained for a minimum of six years.

(b)
Reporting.  Periodically, the Chief Compliance Officer shall prepare a report reviewing the Insider Trading Policy in effect during the period covered and any actual or potential violations of the Insider Trading Policy.

(c)
Annual Compliance Certification.  Each employee shall review and read the Insider Trading Policy, sign the accompanying Annual Compliance Certification and retain a copy of the Insider Trading Policy in a readily accessible place for reference.  The Annual Compliance Certification, attached as Appendix B, certifies compliance with the Adviser’s Standards of Professional Conduct, the Code, and the Insider Trading Policy.  The Chief Compliance Officer shall keep a record of each Annual Compliance Certification.  The Annual Compliance Certification should be re-certified whenever the Insider Trading Policy is updated or reviewed with the employee.

Adopted as of January 3, 2005; Amended as of January 3, 2006 and February 5, 2008.

APPENDIX B

VTL ASSOCIATES, LLC

ANNUAL COMPLIANCE CERTIFICATION

1.
I hereby acknowledge that I have read and understand the Code of Ethics, Standards of Professional Conduct, Insider Trading Policy and Policy With Respect to Gifts, Entertainment and Political Contributions, and recognize that I am subject to them.

2.
I hereby declare that I have complied with the requirements of the Code of Ethics, the Standards of Professional Conduct, the Insider Trading Policy and Policy With Respect to Gifts, Entertainment and Political Contributions.

3.	I hereby declare that I have reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics and Insider Trading Policy.

4.	I hereby declare that I have reported the names of each broker, dealer and/or bank where I have a securities account.

5.
I hereby declare that, other than as disclosed in this Annual Compliance Certification, I have no knowledge of the existence of any personal conflict of interest that may involve Client accounts, such as any economic relationship between my personal securities transactions and securities held or to be acquired by Client accounts.

6.	I hereby declare that I have reported all political contributions I have made pursuant to the requirements of the Policy With Respect to Gifts, Entertainment and Political Contributions.

Signature: Date: Received by: (Chief Compliance Officer) Date:

B-1

APPENDIX C

VTL ASSOCIATES, LLC

QUARTERLY COMPLIANCE CERTIFICATION

1.
I hereby declare that I have complied with the requirements of the Code of Ethics, the Standards of Professional Conduct, the Policy With Respect to Gifts, Entertainment and Political Contributions and the Insider Trading Policy.

2.	I hereby declare that I have reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics and Insider Trading Policy.

3.	I hereby declare that I have reported the names of each broker, dealer and/or bank where I have a securities account.

4.	I hereby declare that I have reported all political contributions I have made pursuant to the requirements of the Policy With Respect to Gifts, Entertainment and Political Contributions.

Signature: Date: Received by: (Chief Compliance Officer) Date:

C-1

APPENDIX D

VTL ASSOCIATES, LLC

EMPLOYEE CONFIDENTIALITY AGREEMENT

As an employee of VTL Associates, LLC (the “Adviser”), I recognize that I may, from time to time, learn certain confidential information regarding the Adviser’s clients, the Adviser’s proprietary systems and investment strategies and methodologies, the investments made by the Adviser on behalf of clients, and other sensitive and confidential information.

I agree, as part of my duties and responsibilities as an employee of the Adviser, to maintain the confidentiality of all client information, including, but not limited to, the identity of clients, the clients’ investments and other sensitive and confidential information that may be disclosed to me.  I recognize that communicating such information to any third party, unless specifically authorized by the Chief Compliance Officer of the Adviser, may seriously harm the Adviser and/or the Adviser’s clients.

I further recognize that I may be subject to legal action in the event confidential information regarding the Adviser or the Adviser’s clients is improperly disclosed to third parties.  This could include injunctive relief as well as monetary damages.

Read and agreed to:

/s/

DATE:

D-1